EXHIBIT 10.48

Akamai Technologies, Inc.
U.S. Non-Qualified Deferred Compensation Plan

Akamai Technologies, Inc.
U.S. Non-Qualified Deferred Compensation Plan
FOREWORD
This Akamai Technologies, Inc. U.S. Non-Qualified Deferred Compensation Plan (the “Plan”) is effective January 1, 2015 (the “Effective Date”) and is adopted for the benefit of certain of its United States employees. The Plan was amended by the First Amendment, effective January 1, 2015, and such amendment is reflected in this document.
The Plan is intended to be an unfunded plan of deferred compensation primarily for the benefit of a select group of management or highly compensated employees.
The purpose of the Plan is to permit those employees of the Company who are part of a select group of U.S. management or highly compensated employees to defer, pursuant to the provisions of the Plan, a portion of the salaries, bonuses and other remuneration otherwise payable to them.
ARTICLE I
Definitions

Section 1.1 “Account” or “Accounts” means the bookkeeping account or accounts established under the Plan, if any, on behalf of a Participant and includes earnings credited thereon or losses charged thereto.

Section 1.2 “Annual Open Enrollment Period” means such annual period as the Committee determines in its discretion which ends no later than December 31 of any given year, during which a Participant may make or change deferral and/or distribution elections under this Plan, in accordance with its terms, for the next following Plan Year.

Section 1.3 “Base Salary” means the base salary paid to Participants each Plan Year and as is reflected in a Participant’s W-2 Form, except that those elements of compensation that are listed on Exhibit I (attached hereto and incorporated herein) are not included as part of compensation in “Base Salary.” To avoid doubt, the limitation on compensation set forth under Code Section 401(a)(17) shall not apply with respect to Base Salary in this Plan.

Section 1.4 “Beneficiary” or “Beneficiaries” means the beneficiary or beneficiaries who, pursuant to the provisions of this Plan, is or are to receive the amount, if any, payable under this Plan upon the death of a Participant. Participants may designate a Beneficiary or Beneficiaries on a form or in a manner established by the Company.

Section 1.5 “Board” means the Board of Directors of the Company.

Section 1.6 “Bonus” means the annual bonus payable under the Company’s cash incentive plan in which a Participant participates such as the Annual Performance Bonus Program and the Executive Bonus Plan or such other similar annual performance bonus program. To avoid doubt, the term “Bonus” as used in this Plan will not include any payment made under the Incentive Compensation Plan, or any one-time, non-recurring bonus payment including without limitation any sign-on bonus, referral bonus, on-call bonus, spot awards SPIFFs and “One-Time Payments” (each as defined in the Incentive Compensation Plan) or other one-time bonus payments or any payments listed as excluded on Exhibit I.

Section 1.7 “Change in Control” of the Company has the meaning as set forth in the Akamai Technologies, Inc. 2013 Stock Incentive Plan or any successor plan; provided that, at all times a Change in Control shall be determined in a manner consistent with the requirements of Section 409A of the Code.

Section 1.8 “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

Section 1.9 “Committee” means the Akamai Technologies U.S. Retirement Plan Administrative Committee, which is responsible for administering the Plan or such other committee to which the Board may delegate such duties. The Committee may delegate pursuant to a written authorization (including, by way of illustration, through a Committee meeting minute entry, memorandum, or other written delegation document) any or all of its responsibilities involving ongoing day-to-day administration or ministerial acts, as set forth in this Plan to one or more individuals. In any case where this Plan refers to the Committee, such reference is deemed to be a reference to any delegate of the Committee appointed for such purpose.

Section 1.10 “Company” means Akamai Technologies, Inc. (including its wholly owned direct and indirect subsidiaries), and any successor to such corporation by merger, purchase or otherwise.

Section 1.11 “Company Matching Credits” means the amounts credited to a Participant’s Company Matching Credit Account, if any, pursuant to Section 3.3.

Section 1.12 “Company Matching Credit Account” means the bookkeeping account established under Section 3.3, if any, on behalf of a Participant and includes any earnings credited thereon or losses charged thereto pursuant to Article IV.

Section 1.13 “Deferral Election” means the Participant’s election to participate in this Plan and defer amounts eligible for deferral in accordance with the Plan terms. Except as the context otherwise requires, references herein to Deferral Elections include any subsequent modifications of a prior Deferral Election.

Section 1.14 “Deferred Bonus” means the amount of a Participant’s Bonus that such Participant has elected to defer until a later year pursuant to an election under Section 3.2.

Section 1.15 “Deferred Bonus Account” means the bookkeeping account established under Section 3.2 on behalf of a Participant, and includes any earnings credited thereon or losses charged thereto pursuant to Article IV.

Section 1.16 “Deferred Bonus Election” means the election by a Participant under Section 3.2 to defer a portion of a Bonus payment until a later year.

Section 1.17 “Deferred Salary” means the amount of a Participant’s Base Salary that such Participant has elected to defer until a later year pursuant to an election under Section 3.1.

Section 1.18 “Deferred Salary Account” means the bookkeeping account established under Section 3.1 on behalf of a Participant, and includes any earnings credited thereon or losses charged thereto pursuant to Article IV.

Section 1.19 “Deferred Salary Election” means the election by a Participant under Section 3.1 to defer until a later year a portion of his or her Base Salary.

Section 1.20 “Disability” means a Participant’s total disability as defined below and determined in a manner consistent with Code Section 409A and the regulations thereunder:

(i)
The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)
The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

A Participant will be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration. A Participant who meets the definitional requirements for disability will be referred to as “Disabled” herein.
Section 1.21 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

Section 1.22 “401(k) Plan” means the Akamai Technologies, Inc. 401(k) Plan as it may be from time-to-time amended.

Section 1.23 “Incentive Compensation Plan” means the Akamai Worldwide Sales Incentive Compensation Plan or such similar plan sponsored by the Company.

Section 1.24 “Investment Election” means the Participant’s election to have deferred amounts credited with hypothetical earnings credits (or losses) that track the investment performance of the Investment Options in accordance with Article IV.

Section 1.25 “Investment Options” means those hypothetical targeted investment options designated by the Committee as measurements of the rate of return to be credited to (or charged against) amounts deferred to Participants’ Accounts.

Section 1.26 “Participant” means a United States common law employee of the Company who meets the eligibility and participation requirements set forth in Article II.

Section 1.27 “Plan” means this Akamai Technologies, Inc. U.S. Non-Qualified Deferred Compensation Plan.

Section 1.28 “Plan Year” means the calendar year.

Section 1.29 “Separation from Service” means a termination of employment or other separation from service from the Company as described in Code Section 409A and the regulations thereunder.

Section 1.30 “Spouse” means the individual to whom a Participant is legally married under applicable state law and as further determined in accordance with Revenue Ruling 2013-17.

Section 1.31 “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; provided that, at all times an Unforeseeable Emergency shall be determined in a manner consistent with the requirements of Section 409A of the Code.

ARTICLE II
Eligibility and Participation

Section 2.1 Eligibility.

(a)Only United States common law employees identified as Participants by the Committee shall be eligible to participate in this Plan.

(b)An employee who, at any time, ceases to meet the eligibility requirements determined in the sole discretion of the Committee shall thereafter cease to be a Participant eligible to continue making deferrals under the Plan, effective as of the first day of the next Plan Year, unless the Committee, solely in its discretion, determines that deferrals should be discontinued on an earlier date, in a manner consistent with the requirements of Code Section 409A and the regulations and other guidance issued thereunder to avoid adverse tax consequences to affected Participants.. In such case, the individual may remain a Participant in the Plan with respect to amounts already allocated prior to the date such individual ceased to be an active Participant.

Section 2.2 Participation.

(a)General Rule. An eligible employee shall become an active Participant in the Plan at such time as he or she makes a timely Deferral Election pursuant to Subsections (b) and (c) herein.

(b)Deferral Election. The Committee shall provide Participants with the appropriate election forms with which to make a Deferral Election. Participants shall make Deferral Elections in the manner set forth in Section 2.2(c) and within the time periods set forth in Article III. All Deferral Elections hereunder (including any modifications of prior Deferral Elections otherwise permitted under the Plan) may be made in accordance with written, electronic or telephonic procedures prescribed by the Committee.

(c)Contents of Deferral Election. A Participant’s Deferral Election must be made in the manner designated by the Committee and must be accompanied by:

(i)any election to defer Base Salary and/or Bonus;

(ii)a single designation as to the time and form of distribution for each Plan Year’s Deferral Election (i.e., with respect to Base Salary and Bonus) and Company Matching Credits; provided that, if no specific election is made with respect to any amount credited under this Plan, the

Participant will be deemed to have elected to receive such Plan Year allocations upon Separation from Service in the form of a lump sum distribution; and

(iii)such additional information as the Committee deems necessary or appropriate.

(d)The participation of any Participant may be suspended or terminated by the Committee at any time, but no such suspension or termination shall operate to reduce any benefits accrued by the Participant under the Plan prior to the date of suspension or termination and, further, any such suspension or termination may only be done in a manner consistent with the requirements of Code Section 409A and the regulations and other guidance issued thereunder to avoid adverse tax consequences to affected Participants.

ARTICLE III
Deferral Elections and Deferral Periods

Section 3.1 Deferred Salary Election.

(a)Each Participant may make a Deferred Salary Election with respect to Base Salary otherwise to be paid in the next following Plan Year. A Participant may elect to defer from 1% to 50% of the Participant’s Base Salary (in increments of 1%). Notwithstanding the foregoing, any Deferred Salary Election must be made (or if not made will be construed) in a manner that will ensure that the Participant is paid a sufficient amount of Base Salary that will allow adequate amounts available for (i) satisfaction of all required withholdings, including without limitation applicable tax withholdings, (ii) any pre-tax elective deferrals under the 401(k) Plan, and (iii) any amounts to be deferred by the Participant in order to participate in any other benefit programs maintained by the Company.

(b)A Deferred Salary Election with respect to Base Salary for a particular calendar year must be made during the Annual Open Enrollment Period and shall be effective as of the next January 1. Once a Deferred Salary Election is made, it shall be irrevocable after the final deadline established by the Committee for making the election. Such Deferred Salary shall be credited to the Participant’s Deferred Salary Account on the first business day following (or as soon as reasonably practicable thereafter) after the payroll period from which it has been deducted.

Section 3.2 Deferred Bonus Election.

(a)Each Participant may elect to make a Deferred Bonus Election with respect to any Bonus that would be paid for the Plan Year following the year of the Participant’s Deferred Bonus Election. A Participant may elect to defer from 1% to 100% of the Participant’s Bonus (in increments of 1%). Notwithstanding the foregoing, any Deferred Bonus Election must be made (or if not made will be construed) in a manner that will ensure that the Participant is paid a sufficient amount that will allow adequate amounts available for (i) satisfaction of all required withholdings, including without limitation applicable tax withholdings, (ii) any pre-tax elective deferrals under the 401(k) Plan, if applicable, and (iii) any amounts to be deferred by the Participant in order to participate in any other benefit programs maintained by the Company, if applicable.

(b)A Deferred Bonus Election with respect to a Bonus for a particular Plan Year must be made during the Annual Open Enrollment Period preceding the Plan Year in which the performance giving rise to the Bonus payment occurs. Once a Deferred Bonus Election is made, it shall be irrevocable after the final deadline established by the Committee for making the election. Such deferral shall be credited to the

Participant’s Deferred Bonus Account on the first business day (or as soon as practicable thereafter) following the date the Bonus is paid.

Section 3.3 Company Matching Credits.

(a)Subject to all of the requirements of this Section 3.3, if a Participant has made a Deferred Salary Election in accordance with Section 3.1 or a Deferred Bonus Election in accordance with Section 3.2, and the Participant has not received for that Plan Year the maximum available matching contribution available under the 401(k) Plan for that Plan Year solely as a result of a reduction in his/her Compensation (as defined in the 401(k) Plan) below the maximum limit established at Section 401(a)(17) of the Code because of deferrals made to this Plan, then the Company shall allocate a Company Matching Credit to the Plan for that Plan Year in an amount equal to the difference between the maximum matching contribution that would have been available (but for the reduction described above) for the Plan Year reduced by the actual amount of matching contribution for that Plan Year made to the 401(k) Plan on that Participant’s behalf. To be eligible for a Company Matching Credit under this Plan a Participant must have (i) made a deferral to the 401(k) Plan up to the limit established at Code Section 402(g), (ii) contributed the maximum amount of catch-up contribution to the 401(k) Plan available under Code Section 414(v)(2)(B)(i) for such Plan Year (if applicable) and (iii) been employed by the Company as of the last day of the Plan Year.

(b)Company Matching Credits under Section 3.3(a) shall be credited to the Participant’s Company Matching Credit Account as soon as practicable as determined by the Committee on an annual basis.

ARTICLE IV
Participants’ Accounts

Section 4.1 Crediting of Employee Deferrals and Company Matching Credits.

Deferrals to this Plan that are made under Article III shall be credited to the Participant’s Accounts in accordance with such rules established by the Committee from time to time.
Section 4.2 Investment Elections.

A Participant may generally direct the Committee with respect to the Participant’s intentions for investments of any amounts credited under the Plan, in accordance with rules and investment selections determined by the Committee. Participants’ Investment Elections with respect to amounts credited hereunder shall be made pursuant to the written, telephonic or electronic methods prescribed by the Committee and subject to such rules on Investment Elections and Investment Options as established by the Committee from time to time.
Section 4.3 Hypothetical Earnings.

Except as otherwise provided herein, additional hypothetical bookkeeping amounts shall be credited to (or deducted from) a Participant’s Accounts to reflect the earnings (or losses) that would have been experienced had the deferred amounts been invested in the investment options identified by the Participant in Section 4.2.

Section 4.4 Vesting.

At all times a Participant shall be fully vested in all of his or her Accounts.
Section 4.5 Account Statements.

Account statements will be posted online for participants on a quarterly basis or on such regularly scheduled as the Committee deems appropriate. Paper copies will be available upon request.
ARTICLE V
Distributions

Section 5.1 Timing of Distributions.

The following are valid distribution events:
(a)Separation from Service;
(b)An In-Service Withdrawal;
(c)A Change in Control;
(d)Disability;
(e)Death; or
(f)Unforeseeable Emergency.

Section 5.2 Form of and Other Rules For Distributions.

(a)General Rules. A Participant must designate the timing and form of distributions for all amounts allocated to his or her Accounts for each Plan Year, in accordance with Section 2.2(b). Participants who fail to specify a time of distribution will in all cases have his or her Accounts distributed under Section 5.2(b) in the form of a lump sum distribution.

(b)Distributions on Separation from Service. A Participant may elect to receive a distribution on Separation from Service in the form of a single lump sum payment or in installments over a period of not less than two (2) nor more than ten (10) years.

(i)All payments on a Separation from Service shall be made or, with respect to installment payments shall commence, as soon as administratively practicable coincident with or next following the date that is six (6) months from the date of the Separation from Service. Ongoing installment payments, if elected, shall then be made on each anniversary (or nearest business day practicable) of the date the first payment is made for the installment period. The following example is provided for illustrative purposes only: Employee A has elected to have his entire Account balance distributed in the form of a lump sum payment on his Separation from Service. He Separates from Services on June 30, 2017. His lump sum payment will be distributed to him, net of all taxes and withholdings, on January 2, 2018.

(ii)Notwithstanding anything contained herein or on any Participant’s election form, Participants who have elected to receive payment on their Separation from Service with Account balances of less than $100,000 on the date of their Separation from Service shall have their Account balance distributed to them in the form of a lump sum distribution as soon as administratively practicable coincident with or next following the date that is six (6) months from the date of the

Separation from Service; to avoid doubt, the requirements of this subsection (b)(ii) shall only apply with respect to amounts a Participant has elected to receive on a Separation from Service in accordance with this Section 5(b) and shall not apply to payments being made in accordance with any other section of this Plan, including without limitation Section 5(c).

(c)In-Service Withdrawal. A Participant may elect to receive (or commence to receive) a distribution during a specified month and year while actively employed by the Company (an “in-service withdrawal”). In-service withdrawal amounts will be distributed on the first business day (or nearest business day practicable) of the month and year selected by the Participant. The date of the in-service withdrawal may not be a date that is earlier than the second Plan Year following the Plan Year with respect to which such amount was allocated to a Participant’s Account. To avoid doubt and for illustrative purposes only, an amount allocated under this Plan for the 2015 Plan Year may first be eligible for in-service withdrawal in 2017. In-service withdrawals may be distributed in the form of a single lump sum or in installment payments of from two (2) to five (5) years, with installment payments commencing with the first business day (or nearest business day practicable) of the month and year selected and then continuing annually for the elected period on the anniversary (or nearest business day practicable) of the initial installment payment.

(d)Distributions on a Change in Control. Notwithstanding any election by a Participant to the contrary, amounts allocated to a Participant’s Account shall be distributed in the form of single lump sum payment upon the occurrence of a Change in Control; provided that, the foregoing shall not apply to any amounts then currently being distributed to a Participant in installment payments, which shall continue to be distributed in accordance with their originally elected schedule. Lump sum payments upon a Change in Control shall be made on or as soon as administratively practicable following the closing date of the transaction that constitutes the Change in Control.

(e)Distribution on Death.

Notwithstanding any election by the Participant to the contrary, if a Participant dies before the distribution of the Participant’s Accounts, unless the Participant had commenced receiving installment payments, as soon as practicable following the end of the calendar quarter in which the date of death occurs, amounts credited to the Participant’s Accounts shall be paid in a single lump sum payment to the Participant’s Beneficiary (or Beneficiaries). In the absence of any Beneficiary designation, payment shall be made to the personal representative, executor or administrator of the Participant’s estate. Beneficiary designations may be changed by a Participant at any time without the consent of the Participant’s Spouse or any prior Beneficiary. If the Participant dies after having commenced to receive installment payments, the Participant’s Account shall be distributed to the Participant’s Beneficiary, Beneficiaries or estate (as the case may be, in accordance with the above), as said payments become due under the scheduled distribution option elected by the Participant.
(f)Distribution on Disability.

Notwithstanding any election by the Participant to the contrary, if a Participant is determined to be Disabled before the distribution of the Participant’s Accounts, unless the Participant had commenced receiving installment payments, as soon as practicable following the end of the calendar quarter in which the Disability is determined, amounts credited to the Participant’s Accounts shall be paid in a single lump sum payment to the Participant. If the Participant becomes Disabled after having commenced to receive installment payments, the Participant’s Account shall be distributed to the Participant as said payments become due under the scheduled distribution option elected by the Participant.

(g)Distribution on Unforeseeable Emergency. At any time prior to the time an amount is otherwise payable hereunder, an active Participant may request a distribution of all or a portion of any vested amounts credited to the Participant’s Accounts on account of the Participant’s Unforeseeable Emergency, subject to the following requirements:

(i)Such distribution shall be made, in the sole discretion of the Committee, if the Participant has incurred an Unforeseeable Emergency. The Committee shall consider any requests for payment under this section in accordance with the standards of interpretation described in Code Section 409A and the regulations and other guidance thereunder. If an Unforeseeable Emergency request is received and approved, a Participant’s deferral elections for the Plan Year in which the request has been made will be suspended but only to the extent permitted under Code Section 409A.

(ii)Whether a Participant is faced with an Unforeseeable Emergency will be determined based on the relevant facts and circumstances of each case and be based on the information supplied by the Participant, in writing, pursuant to the procedure prescribed by the Committee. In addition to and without limiting the foregoing, distributions under this subsection shall not be allowed for purposes of sending a child to college or the Participant’s desire to purchase a home or other residence. In all events, distributions made on account of an unforeseeable emergency are limited to the extent reasonably needed to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).

(iii)Notwithstanding the foregoing, distribution on account of an Unforeseeable Emergency under this subsection may not be made to the extent that such emergency is or may be relieved:

(A)through reimbursement or compensation by insurance or otherwise,

(B)by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

(C)by cessation of deferrals under the Plan.

(iv)All distributions under this subsection shall be made in cash as soon as practicable after the Committee has approved the distribution and that the requirements of this subsection have been met.

(h)Change in Form or Timing of Distribution.

In any case where a Participant wishes to change a form of distribution from what was previously in effect with respect to any amounts credited to a Participant’s Account:
(i)The election will not take effect until at least twelve months after the date on which the election is made and will not be recognized with respect to payments that would otherwise have commenced during such twelve-month period;
(ii)The payment with respect to which such election is made (or the first payment, in the case of installment payments) shall be deferred for a period of not less than five years from the date such payment would otherwise have been made; and

(iii)Any election may not be made less than twelve months prior to the date on which such payments would otherwise have commenced.

ARTICLE VI
General Provisions

Section 6.1 Unsecured Promise to Pay.

The Company shall make no provision for the funding of any amounts payable hereunder that (i) would cause the Plan to be a funded plan for purposes of Section 404(a)(5) of the Code, or Title I of ERISA, or (ii) would cause the Plan to be other than an “unfunded and unsecured promise to pay money or other property in the future” under Treasury Regulations § 1.83-3(e); and the Company shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan. Subject to the restrictions of the preceding sentence and in Section 6.2, the Company, in its sole discretion, may establish one or more grantor trusts described in Treasury Regulations § 1.677(a)-1(d) to accumulate funds to pay amounts under this Plan, provided that the assets of such trust(s) shall be required to be used to satisfy the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency.
Section 6.2 Plan Unfunded.

In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of payments hereunder, such reserve shall not under any circumstances be deemed to be an asset of this Plan but, at all times, shall remain a part of the general assets of the Company, subject to claims of the Company’s (or such subsidiary’s) creditors. A person entitled to any amount under this Plan shall be a general unsecured creditor of the Company with respect to such amount. Furthermore, a person entitled to a payment or distribution with respect to any amounts credited to Participant Accounts shall have a claim upon the Company only to the extent of the vested balance(s) credited to such Accounts.
Section 6.3 Expenses.

All commissions, fees and expenses that may be incurred in operating the Plan and any related trust(s) established in accordance with the Plan will be paid by the Company.
Section 6.4 Non-Assignability.
Participants, their legal representatives and their Beneficiaries shall have no right to anticipate, alienate, sell, assign, transfer, pledge or encumber their interests in the Plan, nor shall such interests be subject to attachment, garnishment, levy or execution by or on behalf of creditors of the Participants or of their Beneficiaries.
Section 6.5 Employment/Participation Rights.

(a)Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.
(b)Nothing in the Plan shall be construed to be evidence of any agreement or understanding, express or implied, that the Company will continue to employ a Participant in any particular position or at any particular rate of remuneration.

(c)No employee shall have a right to be selected as a Participant, or, having been so selected, to be continued as a Participant.

(d)Nothing in this Plan shall affect the right of a recipient to participate in and receive benefits under and in accordance with any pension, profit-sharing, deferred compensation or other benefit plan or program of the Company.

Section 6.6 Severability.

If any particular provision of the Plan shall be found to be illegal or unenforceable for any reason, the illegality or lack of enforceability of such provision shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or unenforceable provision had not been included.
Section 6.7 No Individual Liability.

It is declared to be the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, officers, or directors of the Company (or any affiliate) or any representative appointed hereunder by the Company (or any affiliate), under or by reason of any of the terms or conditions of the Plan.
Section 6.8 Tax and Other Withholding.

The Company shall have the right to deduct from any deferral or contribution to or payment made under the Plan any amount required by federal, state, local, or foreign law to be withheld with respect to such payment. The Company shall also have the right to withhold from other current salary or wages any amount required by federal, state, local, or foreign law to be withheld with respect to compensation deferred under the Plan at any time prior to payment of such deferred compensation, or if such other current salary or wages are insufficient to satisfy such withholding requirement, to require the Participant to pay the Company such amount required to be withheld to the extent such requirement cannot be satisfied through withholding on other current salary or wages. Additionally, should deferrals under this Plan cause there to be insufficient current salary or wages for purposes of withholding taxes or other amounts required by federal, state, local, or foreign law to be withheld from current salary or wages, the Company shall require the Participant to pay the Company such amount required to be withheld to the extent such requirement cannot be satisfied through withholding on other current salary or wages. Amounts deferred under the Plan will be taken into account for purposes of any withholding obligation under the Federal Insurance Contributions Act and Federal Unemployment Tax Act at the later of the Plan Year during which the services are performed or the Plan Year during which the rights to the amounts are no longer subject to a substantial risk of forfeiture, as required by Section 3121(v) and 3306(r) of the Code and the regulations promulgated thereunder.
Section 6.9 Applicable Law.

This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts except to the extent governed by applicable federal law.
Section 6.10 Incompetency.

Any person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent or a minor, and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed. If the Committee finds that any person to whom a benefit is payable under the Plan is unable to properly care for his or her affairs, or is a minor, then any payment due (unless a prior claim therefor shall have been made by a duly appointed legal representative) may be paid to the Spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for the care of such person otherwise entitled to payment. If a guardian or conservator of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payments shall be made to such guardian or conservator provided that proper proof of appointment is furnished in a form and manner suitable to the Committee. Any payment made under the provisions of this Section shall be a complete discharge of liability therefor under the Plan.
Section 6.11 Notice of Address.

Any payment made to a Participant or a designated Beneficiary at the last known post office address of the distributee on file with the Committee, shall constitute a complete acquittance and discharge of any obligations of the Company under this Plan, unless the Committee shall have received prior written notice of any change in the condition or status of the distributee. Neither the Committee, the Company nor any director, officer, or employee of the Company shall have any duty or obligation to search for or ascertain the whereabouts of a Participant or a designated Beneficiary.
ARTICLE VII
Administration

Section 7.1 Committee.

The Plan shall be administered by the Committee. The Committee shall have the exclusive right to interpret the Plan (including questions of construction and interpretation) and the decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan. The Committee may delegate to such officers, employees or departments of the Company (and/or a committee thereof), or to service-providers or other persons, such authority, duties, and responsibilities of the Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Plan, including, without limitation, (i) interpretation of the Plan, (ii) approval and payment of claims, and (iii) establishment of procedures for administration of the Plan.
Section 7.2 Claims Procedure.

Any person dissatisfied with the Committee’s determination of a claim for benefits (or claim for eligibility for participation) hereunder must file a written request for reconsideration with the Committee. This request must include a written explanation setting forth the specific reasons for such reconsideration. The Committee shall review its determination promptly and render a written decision with respect to the claim, setting forth the specific reasons for such denial written in a manner calculated to be understood by the claimant. Such claimant shall be given a reasonable time within which to comment, in writing, to the Committee with respect to such explanation. The Committee shall review its determination promptly and render a written decision with respect to the claim. The Committee shall have the fullest discretion available under law to make all determinations and such determinations of the Committee shall be conclusive, binding, and final upon all claimants under this Plan.
Section 7.3 Plan to Comply With Code Section 409A.

Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable. Any distribution required to be made “as soon as reasonably” practicable shall be made in all cases by the end of the Plan Year in which such distribution is to be made and in no event shall any Participant have any discretion or control as to the timing of such payment.
ARTICLE VIII
Amendment, Termination and Effective Date

Section 8.1 Amendment of the Plan.

Subject to Section 8.3, the Plan may be wholly or partially amended or otherwise modified at any time by written action of the Board. Notwithstanding the foregoing, the Board hereby grants to the Committee the authority to approve and adopt amendments to the Plan, provided that such amendments will not materially increase the Company’s costs related to providing benefits under the Plan or materially affect the benefits of participants in the Plan.
Section 8.2 Termination of the Plan.

Subject to the provisions of Section 8.3, the Plan may be terminated at any time by written action of the Board.
Section 8.3 No Impairment of Benefits.

Notwithstanding the provisions of Sections 8.1 and 8.2, no amendment to or termination of the Plan shall reduce the amount credited to any Participant’s Accounts hereunder.
Section 8.4 Effective Date.

The Plan as set forth herein is effective as of January 1, 2015.

Exhibit I
In accordance with Sections 1.3 or 1.6 of this Plan, the following are not included in the definition of Base Salary or Bonus for purposes of this Plan and any deferral election shall not be applicable to them:

1.	Amounts deferred under this Plan, the 401(k) Plan or any other amounts deferred to any employee benefit or fringe benefit plan and not included in the income of the employee;

2.	Income related to equity grants and stock proceeds;

3.
Sales Incentive Compensation, including “Incentive Compensation”, “Bonuses”, “Guaranteed Incentive”, “Recoverable Guaranteed Incentive”, “SPIFFs”, and “One-Time Payments” each as defined in the Incentive Compensation Plan;

4.	One-time, non-recurring bonus payments including without limitation any sign-on bonus, referral bonus, on-call bonus, spot awards, patent awards, transition bonus, or event bonus;

5.	Overtime or Holiday Pay;

6.	Shift Differentials;

7.	Income coded as Paid Leave;

8.	Imputed income or other income related to taxable fringe benefits;

9.	Allowances;

10.	Severance, Separation Pay, and Pay in Lieu of Notice;

11.	Any other income that cannot be reasonably considered “Base Pay” or “Bonus” as determined by the Committee, in its sole discretion.